Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Heide Erickson
Capella Education Company
612.977.5172
Heide.Erickson@capella.edu

Media Contact:
Mike Buttry
Capella Education Company
612.977.5499
Mike.Buttry@capella.edu

Capella Education Company Reports First Quarter 2012 Results

MINNEAPOLIS, April 24, 2012 - Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education, primarily through its wholly owned subsidiary Capella University, today announced financial results for the three months ended March 31, 2012.

“While our first quarter financial results were in-line with expectations, these operating results and our near-term outlook reflect that we continue to operate in a very challenging market environment,” said Kevin Gilligan, chairman and chief executive officer. “Our focus remains on building Capella for long-term sustainable growth through our shift to a brand-driven marketing strategy and investments in innovation to drive differentiation and learner success. Early positive indications give us confidence in this strategy.”

For the three months ended March 31, 2012:

•	Revenues were $109.4 million, compared to $111.4 million in the first quarter of 2011, a decrease of 1.8 percent.

•	Operating income was $17.9 million, compared to $22.5 million for the same period in 2011. Operating margin was 16.4 percent, compared to 20.2 percent for the first quarter 2011.

•	Net income attributable to Capella Education Company for the first quarter of 2012 was $11.3 million, compared to $14.6 million for the same period in 2011.

•	Diluted net income per share was $0.82, compared to $0.90 for the same period in 2011.

•	Capella University total active enrollment decreased 5.9 percent to 37,553 and new enrollment decreased by 4.9 percent from first quarter 2011.

Balance Sheet and Cash Flow
As of March 31, 2012, the Company had cash, cash equivalents, and marketable securities of $128.5 million, compared to $127.0 million at Dec. 31, 2011, and no debt for the same periods.
Cash flow from operations for the three months ended March 31, 2012 was $19.9 million compared to $23.5 million in the same period a year ago, a decrease of 15.3 percent.

Share Repurchase
In the first quarter 2012, the Company repurchased approximately 319,000 shares of Capella stock for total consideration of $12.9 million. The remaining authorization as of the end of the first quarter was $46.7 million.

Outlook
For the second quarter ending June 30, 2012, consolidated revenue is expected to decline by about 1 to 2 percent compared to second quarter 2011. Capella University total enrollment is expected to decline by about 6 to 7 percent compared to second quarter 2011. New enrollment growth for Capella University is expected to decline year-over-year in the high single digit percentage range for the second quarter of 2012.

The consolidated operating margin is anticipated to be approximately 13 to 14 percent of total revenue for the second quarter of 2012. During the second quarter the Company is continuing to make significant long-term strategic investments in learner success initiatives and the brand driven marketing strategy.

“As we are implementing our strategies we are gaining significant insights,” said Steve Polacek, senior vice president and chief financial officer. “Current learner success initiatives are expected to positively impact cohort retention rates starting in 2013. We continue to optimize our brand marketing investments to drive the right mix of near-term new enrollments and awareness and consideration of the Capella brand,” said Polacek. “We are diligently managing costs and have a solid operating plan in place to successfully execute against our goals and to balance short- and long-term investments with returns to our shareholders.”

Forward-Looking Statements
Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management's good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company's actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; complying with U.S. Department of Education rules, including those regarding incentive compensation, state authorization, and gainful employment; maintaining our business in accordance with regional and specialized accreditation standards and state regulatory and program approval requirements; changes in the administration, funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining high quality, academically prepared learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including Capella University's upcoming program review by the U.S. Department of Education and action by Federal Student Aid on the final audit report of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and regulations and accrediting agency policies, including as a result of recent U.S. Department of Education rulemaking, proposed federal legislation, and recent Congressional review of our industry; maintaining and expanding existing commercial relationships with employers and developing new such relationships; effectively instituting changes in our marketing and brand management approach and with the use of aggregators; improving our learner cohort retention rate; improving our conversion rates; keeping up with advances in technology important to the online learner experience; successfully identifying and integrating acquisitions; complying with regulations applicable to our international operations; managing operational challenges with acquired entities; using business technology to accurately store, process and report relevant data; effectively implementing cost reductions in our business; managing increases in our expenses; and managing risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company's results to differ materially from those contained in its forward-looking statements are included under, among others, the heading "Risk Factors" in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call
Capella will discuss its first quarter 2012 results and outlook during a conference call scheduled today, April 24, 2012, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 866.385.4179 (domestic) or 702.928.7882 (international) at 8:50 a.m. (ET), conference ID# 64157843. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on April 24, 2012 through May 1, 2012, at 855.859.2056 (domestic) or 404.537.3406 (international), conference ID# 64157843. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company
Founded in 1991, Capella Education Company is a leader in online education, primarily through our wholly owned subsidiary Capella University, a regionally accredited* online university. In addition, Capella Education Company offers online education through Resource Development International Ltd. (RDI), an independent provider of United Kingdom (UK) university distance learning qualifications. Capella Education Company also owns an innovative startup company called Sophia (http://www.sophia.org) - a social teaching and learning platform that integrates education with technology.
Capella University offers online graduate degree programs in business, counseling, education, health administration, homeland security, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor's degree programs in business, information technology, nursing, psychology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 46 graduate and undergraduate degree programs with 143 specializations. More than 37,000 learners were enrolled as of March 31, 2012, with nearly 80 percent of learners enrolled in graduate degree programs. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Resource Development International Ltd. partners with a number of the top 100 universities in the UK to develop, validate and deliver UK higher education qualifications, predominantly through online courses. For more information, visit http://www.rdi.co.uk.

Sophia is a first-of-its-kind social education platform that offers students many ways to learn by making free, credible, academic content available to anyone, anywhere, at anytime. The site offers tens of thousands of tutorials created by hundreds of teachers and experts that are taught in a variety of ways. The platform further enhances the learning process by offering quizzes, assessing learning preferences and providing learning paths. For more information, visit www.sophia.org.

* Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), http://www.capella.edu.

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CAPELLA EDUCATION COMPANY
Consolidated Balance Sheets
(In thousands, except par value)

	As of March 31, 2012	As of December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$82,945	$61,977
Marketable securities	45,570	65,067
Accounts receivable, net of allowance of $5,613 at March 31, 2012 and $5,789 at December 31, 2011	17,145	18,239
Prepaid expenses and other current assets	9,074	12,493
Deferred income taxes	3,490	3,452
Total current assets	158,224	161,228
Property and equipment, net	48,548	50,713
Goodwill	16,914	16,980
Intangibles, net	6,082	6,552
Total assets	$229,768	$235,473
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,051	$8,977
Accrued liabilities	26,173	29,306
Income taxes payable	5,748	2,427
Deferred revenue	7,612	7,769
Total current liabilities	43,584	48,479
Deferred rent	4,092	4,215
Other liabilities	6,702	6,425
Deferred income taxes	12,308	12,575
Total liabilities	66,686	71,694

Redeemable noncontrolling interest	1,576	1,180

Shareholders’ equity:
Common stock, $0.01 par value: Authorized shares — 100,000; Issued and Outstanding shares — 13,574 at March 31, 2012 and 13,882 at December 31, 2011	136	139
Additional paid-in capital	102,738	103,900
Accumulated other comprehensive income	216	307
Retained earnings	58,416	58,253
Total shareholders’ equity	161,506	162,599
Total liabilities and shareholders’ equity	$229,768	$235,473

CAPELLA EDUCATION COMPANY
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenues	$109,400	$111,354
Costs and expenses:
Instructional costs and services	46,770	42,499
Marketing and promotional	32,870	35,321
General and administrative	11,823	9,205
Reduction of workforce	—	1,862
Total costs and expenses	91,463	88,887
Operating income	17,937	22,467
Other income (expense), net	(43)	525
Income before income taxes	17,894	22,992
Income tax expense	6,787	8,492
Net income	11,107	14,500
Net loss attributable to noncontrolling interest	186	109
Net income attributable to Capella Education Company	$11,293	$14,609
Net income attributable to Capella Education Company per common share:
Basic	$0.82	$0.90
Diluted	$0.82	$0.90
Weighted average number of common shares outstanding:
Basic	13,714	16,182
Diluted	13,783	16,290

CAPELLA EDUCATION COMPANY
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Operating activities
Net income	$11,107	$14,500
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	3,509	1,746
Depreciation and amortization	7,221	5,327
Amortization of investment discount/premium	271	607
Impairment of property and equipment	956	—
Loss (gain) on disposal of property and equipment	50	(35)
Share-based compensation	1,115	884
Excess tax benefits from share-based compensation	(34)	(119)
Deferred income taxes	(266)	(39)
Changes in operating assets and liabilities:
Accounts receivable	(2,440)	(497)
Prepaid expenses and other current assets	3,475	261
Accounts payable and accrued liabilities	(8,078)	(7,306)
Income tax payable	3,205	8,400
Deferred rent	(124)	959
Deferred revenue	(108)	(1,200)
Net cash provided by operating activities	19,859	23,488
Investing activities
Capital expenditures	(5,580)	(4,899)
Proceeds from the sale of property and equipment	303	—
Purchases of marketable securities	—	(1,500)
Sales and maturities of marketable securities	19,065	7,760
Net cash provided by investing activities	13,788	1,361
Financing activities
Excess tax benefits from share-based compensation	34	119
Net proceeds from exercise of stock options	230	1,256
Repurchases of common stock	(12,935)	(26,948)
Net cash used in financing activities	(12,671)	(25,573)
Effect of foreign exchange rates on cash	(8)	—
Net increase (decrease) in cash and cash equivalents	20,968	(724)
Cash and cash equivalents at beginning of period	61,977	77,416
Cash and cash equivalents at end of period	$82,945	$76,692
Supplemental disclosures of cash flow information
Income taxes paid	$3,836	$152
Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$634	$405

CAPELLA UNIVERSITY
Other Information

	March 31,
Enrollment by Degree (a):	2012	2011	% Change
PhD/Doctoral	11,831	12,283	(3.7)%
Master's	16,556	18,836	(12.1)%
Bachelor's	8,461	8,514	(0.6)%
Other	705	271	160.1%
Reduction of workforce	37,553	39,904	(5.9)%

(a):     Enrollment as of March 31, 2012 and 2011 is the enrollment as of the last day of classes for the quarter ended March 31, 2012 and 2011, respectively.